Exhibit 5.1

May 19, 2006

Datawatch Corporation
Quorum Office Park
271 Mill Road
Chelmsford, Massachusetts  01824

Re:	Rgistration Statement on Form S-8 Relating to the 2006 Equity
Compensation and Incentive Plan (the “Plan”) of Datawatch
Corporation (the “Company”)

Dear Sir or Madam:

Reference is made to the above-captioned Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 600,000 shares of common stock, par value $.01 per share, of the Company issuable pursuant to the Plan (the “Shares”).

We have examined, and are familiar with, and have relied as to factual matters solely upon, a copy of the Plan, the Company’s amended and restated certificate of incorporation, as amended, the amended and restated by-laws of the Company, the minute books and stock records of the Company and originals of such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion.

In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have also assumed that:  (i) all of the Shares will be issued for the consideration permitted under the Plan as currently in effect, and none of such Shares will be issued for less than $0.01; (ii) all actions required to be taken under the Plan by the Board of Directors of the Company and any committee thereof will be taken by the Board of Directors of the Company and any committee thereof, respectively; and (iii) at the time of the exercise of the options under the Plan, the Company shall continue to have sufficient authorized and unissued shares of Common Stock reserved for issuance thereunder.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan and the terms of any agreement relating to any of the options granted thereunder, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Choate Hall & Stewart LLP

CHOATE, HALL & STEWART LLP